Exhibit 99.1
Hutchinson Technology Announces Amended Exchange Offer,
Tender Offers and Rights Offering

Hutchinson, Minn., March 12, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) (the “Company”) today announced that it has amended the terms of  its previously announced exchange offer and tender offers relating to its 3.25% Convertible Subordinated Notes due 2026 (“Outstanding 3.25% Notes) and 8.50% Convertible Senior Notes due 2026 (“Outstanding 8.50% Notes”) and has terminated its previously announced rights offering.

In order to facilitate the closing of the exchange and tender offers, the Company will fund the tender offers through a private placement (the “Private Placement”) of 8.50% Senior Secured Second Lien Notes due 2017 (the “Private Notes”) and warrants (each, a “Warrant”) to purchase shares of the Company’s common stock on a cashless basis to certain investors who previously executed support agreements for the exchange offer. As a result, participants in the exchange offer will no longer be able to exercise rights associated with the Outstanding 3.25% Notes.

The parties to the support agreements have agreed to tender in the aggregate not less than $41,558,000 of aggregate principal amount of Outstanding 3.25% Notes in the exchange offer and to purchase up to $28,171,000 in aggregate principal amount of New Notes and Warrants in the Private Placement for a cash payment to the Company of $27,748,000, subject to certain conditions.  They have the right to purchase up to $40,000,000 in aggregate principal amount of New Notes and Warrants in the Private Placement, for a cash payment to the Company of $39,400,000.

The Private Placement is being conducted concurrently with the exchange offer and tender offers.  The proceeds of the Private Placement will be used to fund the tender offers, however, the Outstanding 3.25% Notes Tender Offer is not conditioned on the consummation of the Private Placement.  If, however, support agreements for $25,000,000 or more in aggregate principal amount of the Private Notes and Warrants expire or are terminated, we may terminate the tender offers. The Outstanding 8.50% Notes Tender Offer is conditioned on consummation of the Private Placement and the availability of proceeds from the Private Placement to purchase Outstanding 8.50% Notes after consummation of the Outstanding 3.25% Notes Tender Offer.

The 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”) to be issued in the exchange offer may not be issued prior to the time the registration statement under which the tender/exchange offers are being conducted becomes effective. The full terms of the tender/exchange offers, as amended, including descriptions of the New Notes, and the material differences between the New Notes and the Outstanding 3.25% Notes, as well as other information related to the tender/exchange offers, are contained in the preliminary prospectus and offer to purchase (the “Prospectus”) and the related transmittal documents, each filed as an exhibit to the Schedule TO, as amended, filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 12, 2012.

Houlihan Lokey has been retained to act as the dealer manager in connection with the tender/exchange offers. The exchange agent and information agent for the tender/exchange offers is D.F. King & Co. Questions about the terms of the tender/exchange offers may be directed to Houlihan Lokey at its address set forth below. Other questions regarding the procedures for participating in the tender/exchange offers, requests for assistance regarding the process, and requests for additional copies of the Prospectus and related transmittal documents governing the tender/exchange offers may be directed to D.F. King & Co. at its address set forth below.

Houlihan Lokey	D.F. King & Co.
245 Park Avenue	48 Wall Street, 22nd Floor
New York, NY 10167	New York, NY 10005
Call collect: (212) 497-7864	Banks and brokers call: (212) 269-5550
Attn: Liability Management	All others call toll free: (800) 758-5880

Holders of the Outstanding 3.25% Notes and Outstanding 8.50% Notes should read the Prospectus and related transmittal documents governing the tender/exchange offers before making a decision to tender all or any portion of their Outstanding 3.25% Notes and Outstanding 8.50% Notes for purchase or exchange.  Holders may obtain these documents free of charge from the exchange and information agent at the address and telephone numbers listed above or from the SEC's website at www.sec.gov.

Neither the Company, its officers, its board of directors, the exchange agent, the information agent, nor the dealer manager is making any recommendation as to whether holders of the Outstanding 3.25% Notes or Outstanding 8.50% Notes should tender all or any portion thereof for purchase or exchange.

The Private Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell any of the Company’s securities or the solicitation of an offer to exchange or purchase the Outstanding 3.25% Notes or Outstanding 8.50% Notes, nor will there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The tender/exchange offers are offered only pursuant to the Prospectus.

About Hutchinson Technology Incorporated

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. Hutchinson Technology's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements. The Company does not undertake to update its forward-looking statements. These statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated in these forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements. Risks, uncertainties and other factors that could impact the Tender/Exchange Offers include, but are not limited to, those described in detail in the Prospectus under the heading “Risk Factors.” This list of factors is not exhaustive, however, and these or other factors, many of which are outside of the Company's control, could have a material adverse effect on the Company and its results of operations. Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on actual results. All forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements set forth herein.